Exhibit 99.1

RELEASE 5:00 PM – April 30, 2013

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $47.9 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, April 30, 2013 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $47.9 million for the quarter ended March 31, 2013 as compared to net income of $73.0 million for the quarter ended March 31, 2012. Diluted earnings per share amounted to $0.10 for the first quarter of 2013 as compared to diluted earnings per share of $0.15 for the first quarter of 2012.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on May 30, 2013 to shareholders of record on May 14, 2013.

Financial highlights for the first quarter of 2013 are as follows:

•	The Bank’s Tier 1 leverage capital ratio increased to 10.20% at March 31, 2013 as compared to 10.09% at December 31, 2012.

•	The provision for loan losses was $20.0 million for the first quarter of 2013 and $25.0 million for the first quarter of 2012.

•

Non-performing loans decreased $26.2 million to $1.14 billion at March 31, 2013 as compared to $1.16 billion at December 31, 2012. This is the first quarterly decrease in non-performing loans since the most recent economic recession began. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $72.3 million to $560.8 million from $633.1 million at December 31, 2012.

•

Our interest rate spread and net interest margin were 1.53% and 1.78%, respectively, for the first quarter of 2013 as compared to 1.95% and 2.15%, respectively, for the first quarter of 2012. For the linked fourth quarter of 2012, our interest rate spread and net interest margin were 1.75% and 1.97%, respectively.

•	Federal funds sold increased $2.0 billion primarily due to repayments of mortgage-related assets.

•

Total deposits decreased $320.8 million, or 1.4%, to $23.16 billion at March 31, 2013 from $23.48 billion at December 31, 2012 due to planned reductions in deposit rates to curtail deposit growth during this time of limited investment opportunities.

•

As previously announced, on August 27, 2012, the Company entered into a definitive agreement with M&T Bank Corporation (“M&T”) and Wilmington Trust Corporation (“Merger Sub”), a wholly owned subsidiary of M&T, providing for the merger of the Company with and into Merger

Sub (the “Merger”), with Merger Sub as the surviving entity. As part of the Merger, the Bank will merge with and into Manufacturers and Traders Trust Company. On April 12, 2013, M&T and Hudson City Bancorp announced that additional time will be required to obtain a regulatory determination on the applications necessary to complete the proposed Merger. M&T and Hudson City extended the date after which either party may elect to terminate the merger agreement if the Merger has not yet been completed from August 27, 2013 to January 31, 2014, but there can be no assurances that the Merger will be completed by that date.

Ronald E. Hermance, Jr., the Company’s Chairman and Chief Executive Officer commented, “Net income for the quarter amounted to $47.9 million which reflects the continuing reduction in the size of our balance sheet as well as our cash position which amounted to $2.76 billion at March 31, 2013. Both of these factors reflect the lack of reinvestment opportunities for the cash flows generated by our mortgage-related assets in the current interest rate environment. We will not reach for yield and will not take undue credit or market risk in this protracted period of unprecedented low market interest rates. As a result, our net interest margin and earnings have decreased and, as a consequence, we decreased our dividend. We believe these actions will help to keep our balance sheet strong.”

Mr. Hermance continued, “We are beginning to see the effects on our loan portfolio of an improving economy, lower unemployment rates and stabilized housing markets. Total delinquent loans decreased $98.5 million during the first quarter of 2013 and the time to resolve problem loans, typically through the foreclosure process, while still prolonged, is beginning to improve. The ability to resolve non-performing loans in a more timely manner helps us to mitigate charge-offs and redeploy these non-performing assets into interest-earning assets.”

Mr. Hermance concluded, “As we announced on April 12, 2013, some additional time will be required to obtain regulatory approval for our merger with M&T. However, we remain committed to a partnership with M&T. The delay in completing the merger will not affect the exchange ratio that was announced on August 27, 2012. The merger agreement, as amended, was approved by the shareholders of both Hudson City and M&T at each of their recent stockholder meetings.”

Statement of Financial Condition Summary

Total assets decreased $309.6 million, or 0.8%, to $40.29 billion at March 31, 2013 from $40.60 billion at December 31, 2012. The decrease in total assets reflected a $962.9 million decrease in net loans, a $905.4 million decrease in total mortgage-backed securities and a $375.9 million decrease in other assets, partially offset by a $1.93 billion increase in cash and cash equivalents.

Net loans amounted to $25.92 billion at March 31, 2013 as compared to $26.89 billion at December 31, 2012. During the first quarter of 2013, our loan production (origination and purchases) amounted to $824.8 million as compared to $1.08 billion for the first quarter of 2012. Loan production was offset by principal repayments of $1.73 billion during the first quarter of 2013, as compared to $1.64 billion for the first quarter of 2012. Loan production declined during the first three months of 2013 which reflects our low appetite for adding long-term fixed-rate mortgage loans in the current low market interest rate environment. The decrease in net loans was also due to continued elevated levels of refinancing activity caused by low market interest rates.

Total mortgage-backed securities decreased $905.4 million to $10.11 billion at March 31, 2013 from $11.02 billion at December 31, 2012. The decrease in mortgage-backed securities reflected continued elevated levels of repayments. Repayments amounted to $880.4 million for the first quarter of 2013 as compared to $837.4 million for the same period in 2012.

Total cash and cash equivalents increased $1.93 billion to $2.76 billion at March 31, 2013 as compared to $828.0 million at December 31, 2012. This increase is primarily due to continued elevated levels of repayments on mortgage-related assets and the lack of attractive reinvestment opportunities due to low market interest rates. In addition, we received tax refunds of $360.7 million as a result of the net loss in 2011 from our balance sheet restructuring transactions. Other assets decreased $376.0 million to $303.9 million at March 31, 2013 from $679.9 million at December 31, 2011 due primarily to a decrease in income taxes receivable as a result of the $360.7 million of tax refunds received during the first quarter of 2013.

Total liabilities decreased $321.3 million, or 0.9%, to $35.58 billion at March 31, 2013 from $35.90 billion at December 31, 2012. The decrease in total liabilities primarily reflected a decrease in total deposits of $320.8 million.

Total shareholders’ equity increased $11.6 million to $4.71 billion at March 31, 2013 from $4.70 billion at December 31, 2012. The increase was primarily due to net income of $47.9 million for the quarter ended March 31, 2013. The increase was partially offset by cash dividends paid to common shareholders of $39.8 million. At March 31, 2013, our consolidated shareholders’ equity to asset ratio was 11.69% and our tangible book value per share was $9.16.

Accumulated other comprehensive income amounted to $68.1 million at March 31, 2013 and included a $119.8 million after-tax net unrealized gain on securities available for sale ($202.5 million pre-tax) partially offset by a $51.7 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. Accumulated other comprehensive income amounted to $70.0 million at December 31, 2012 and included a $122.5 million after-tax net unrealized gain on securities available for sale ($207.2 million pre-tax) partially offset by a $52.5 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted a return to moderate economic growth following a pause late last year. The FOMC noted that the housing sector has strengthened and household spending and growth in business fixed investment has advanced. Labor market conditions have continued to show signs of improvement, but the unemployment rate remains at elevated levels. The national unemployment rate decreased to 7.6% in March 2013 from 7.8% in December 2012 and 8.2% in March 2012. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the second quarter of 2013 and stated that exceptionally low levels for the federal funds rate will be appropriate at least as long as the unemployment rate remains above 6.5%. Previously, the FOMC stated that these levels for the federal funds rate are likely to be warranted at least through mid-2015. As a result, market interest rates have remained at low levels, and consequently, the yields on our mortgage-related assets have continued to decrease during the first quarter of 2013.

The FOMC also decided to continue its accommodative monetary policy by purchasing an additional $40.0 billion of agency mortgage-backed securities per month and longer-term Treasury securities initially at a pace of $45.0 billion per month to ensure that inflation is at the rate most consistent with its dual mandate regarding both inflation and unemployment. These programs will continue to put downward pressure on longer-term interest rates.

Net interest income decreased $56.7 million, or 24.2%, to $177.4 million for the first quarter of 2013 as compared to $234.1 million for the first quarter of 2012. The decrease in net interest income reflects the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities and the continued low interest rate environment. Our interest rate spread decreased to 1.53% for the first quarter of 2013 as compared to 1.75% for the linked fourth quarter of 2012 and 1.95% for the first quarter of 2012. Our net interest margin was 1.78% for the first quarter of 2013 as compared 1.97% for the linked fourth quarter of 2012 and 2.15% for the first quarter of 2012.

Total interest and dividend income for the first quarter of 2013 decreased $82.7 million, or 18.4%, to $366.1 million from $448.8 million for the first quarter of 2012. The decrease in total interest and dividend income was due to a decrease in the average balance of total interest-earning assets of $4.16 billion, or 9.6%, to $39.21 billion for the first quarter of 2013 from $43.37 billion for the first quarter of 2012. The decrease in the average balance of total interest-earning assets was due primarily to repayments of mortgage-related assets during 2012 and the first quarter of 2013 due to the low interest rate environment. The annualized weighted-average yield on total interest-earning assets was 3.73% for the first quarter of 2013 as compared 4.14% for the first quarter in 2012. The decrease in the weighted average yield of interest-earning assets was due to lower market interest rates earned on mortgage-related assets and an increase in the average balance of Federal funds and other overnight deposits which had an average yield of 0.21%.

Interest on first mortgage loans decreased $48.3 million, or 14.1%, to $294.4 million for the first quarter of 2013 from $342.7 million for the first quarter of 2012. This was primarily due to a $2.36 billion decrease in the average balance of first mortgage loans to $26.18 billion for the first quarter of 2013 from $28.54 billion for the same quarter in 2012. The decrease in interest income on mortgage loans was also due to a 30 basis point decrease in the annualized weighted-average yield to 4.50% for the first quarter of 2013 from 4.80% for the first quarter of 2012.

The decrease in the average yield earned on first mortgage loans during the three month period ended March 31, 2013 was due to lower market interest rates on mortgage products and continued mortgage refinancing activity. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the average balance of our first mortgage loans to decline for those same periods as our loan production decreased reflecting our low appetite for adding long-term fixed-rate mortgage loans in the current low interest rate environment.

Interest on mortgage-backed securities decreased $29.7 million to $60.9 million for the first quarter of 2013 from $90.6 million for the first quarter of 2012. This decrease was due primarily to a $2.45 billion decrease in the average balance of mortgage-backed securities to $10.29 billion for the first quarter of 2013 from $12.74 billion for the first quarter of 2012. The decrease in the average balance of mortgage-backed securities was due primarily to elevated levels of principal repayments in the current low interest rate environment. The decrease in interest on mortgage-backed securities was also due to a 47 basis point decrease in the annualized weighted-average yield to 2.37% for the first quarter of 2013 from 2.84% for the first quarter of 2012. The decrease in the weighted-average yield is a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment.

Interest on investment securities amounted to $3.0 million for both the first quarter of 2013 and 2012. The average balance of investment securities was $452.4 million for the first quarter of 2013 as compared to $402.3 million for the same quarter in 2012. The average yield of investment securities was 2.64% for the 2013 first quarter and 2.97% for the 2012 first quarter. The decrease in the average yield earned reflects current market interest rates.

Dividends on FHLB stock decreased $4.3 million, or 50.6%, to $4.2 million for the first quarter of 2013 as compared to $8.5 million for the first quarter of 2012. This decrease was due primarily to a 214 basis point decrease in the average dividend yield earned to 4.72% for the first quarter of 2013 as compared to 6.86% for the first quarter of 2012. Additionally, there was a $138.7 million decrease in the average balance of FHLB stock to $356.5 million for the first quarter of 2013 from $495.2 million for the first quarter of 2012. The decrease in the average balance of FHLB stock was primarily due to mandatory redemptions of stock due to a decrease in the amount of borrowings outstanding with the FHLB.

Interest on Federal funds and other overnight deposits sold amounted to $872,000 for the first quarter of 2013 as compared to $568,000 for the first quarter of 2012. The average balance of Federal funds sold and other overnight deposits amounted to $1.68 billion for the first quarter of 2013 as compared to $904.3 million for the first quarter of 2012. The yield earned on Federal funds sold and other overnight deposits was 0.21% for the 2013 first quarter and 0.25% for the 2012 first quarter.

Total interest expense for the quarter ended March 31, 2013 decreased $26.0 million, or 12.1%, to $188.7 million from $214.7 million for the quarter ended March 31, 2012. This decrease was primarily due to a $4.60 billion, or 11.7%, decrease in the average balance of total interest-bearing liabilities to $34.83 billion for the quarter ended March 31, 2013 as compared to $39.43 billion for the first quarter of 2012. The annualized weighted-average cost of total interest-bearing liabilities was 2.20% for the quarter ended March 31, 2013 as compared to 2.19% for the quarter ended March 31, 2012. The decrease in the average balance of total interest-bearing liabilities was due primarily to a $2.54 billion decrease in the average balance of borrowings and a $2.05 billion decrease in the average balance of total deposits.

Interest expense on deposits decreased $18.8 million, or 27.7%, to $49.1 million for the first quarter of 2013 as compared to $67.9 million for the first quarter of 2012. The decrease is due to a $2.05 billion decrease in the average balance of interest-bearing deposits to $22.66 billion for the first quarter of 2013 from $24.70 billion for the first quarter of 2012. This decrease is also due to a decrease in the average cost of interest-bearing deposits of 23 basis points to 0.88% for the first quarter of 2013 from 1.11% for the first quarter of 2012.

The decrease in the average cost of deposits for the first three months of 2013 reflected lower market interest rates and our decision to maintain lower deposit rates to restrain any deposit growth. At March 31, 2013, time deposits scheduled to mature within one year totaled $7.65 billion with an average cost of 0.86%. These time deposits are scheduled to mature as follows: $2.74 billion with an average cost of 0.74% in the second quarter of 2013, $1.93 billion with an average cost of 0.73% in the third quarter of 2013, $1.47 billion with an average cost of 1.03% in the fourth quarter of 2013 and $1.51 billion with an average cost of 1.07% in the first quarter of 2014. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $7.3 million to $139.5 million for the first quarter of 2013 from $146.8 million for the first quarter of 2012. This decrease was due to a $2.54 billion decrease in the average balance of borrowed funds to $12.18 billion for the first quarter of 2013 from $14.72 billion for the first quarter of 2012. This decrease was partially offset by a 64 basis point increase in the annualized weighted-average cost of borrowed funds to 4.65% for the first quarter of 2013 as compared to 4.01% for the first quarter of 2012. The decrease in the average balance of borrowings was due primarily to the maturity of short-term borrowings which were not replaced with new borrowings. In addition, these short-term borrowings had considerably lower interest rates than the remaining borrowings and, consequently, as these borrowings matured the overall weighted-average cost of the remaining borrowings increased.

Borrowings amounted to $12.18 billion at March 31, 2013 with an average cost of 4.59%. There are no scheduled maturities for 2013.

The provision for loan losses amounted to $20.0 million for the quarter ended March 31, 2013 as compared to $25.0 million for the quarter ended March 31, 2012. The decrease in our provision for loan losses during the first quarter of 2013 as compared to the first quarter of 2012 was due primarily to the stabilization of home prices, a decrease in the size of the loan portfolio and a decrease in the amount of total delinquent loans.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.14 billion at March 31, 2013 compared with $1.16 billion at December 31, 2012 and $1.06 billion at March 31, 2012. The ratio of non-performing loans to total loans was 4.35% at March 31, 2013 compared with 4.29% at December 31, 2012 and 3.71% at March 31, 2012. Notwithstanding the decrease in non-performing loans, the foreclosure process and the time to complete a foreclosure, while improving, continue to be prolonged, especially in New York and New Jersey where 76% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $372.0 million at March 31, 2013 as compared to $393.8 million at December 31, 2012 and $385.4 million at March 31, 2012. Loans delinquent 60 to 89 days amounted to $188.8 million at March 31, 2013 as compared to $239.3 million at December 31, 2012 and $182.0 million at March 31, 2012. The allowance for loan losses amounted to $301.1 million at March 31, 2013 as compared to $302.3 million at December 31, 2012. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.15% and 26.50%, respectively at March 31, 2013, as compared to 1.12% and 26.01%, respectively at December 31, 2012.

Net charge-offs amounted to $21.3 million for first quarter of 2013 as compared to $18.1 million for the first quarter of 2012 and $14.2 million for the linked fourth quarter of 2012. The ratio of net charge-offs to average loans was 0.32% for first quarter of 2013 as compared to 0.25% for the first quarter of 2012 and 0.21% for the linked fourth quarter of 2012.

Total non-interest income was $2.5 million for the first quarter of 2013 as compared to $2.8 million for the same quarter in 2012. Non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest expense amounted to $81.3 million for the first quarter of 2013 as compared to $91.6 million for the same period in 2012.

Compensation and employee benefit costs decreased $541,000, or 1.7%, to $31.6 million for the first quarter of 2013 as compared to $32.1 million for the same period in 2012. The decrease in compensation and employee benefit costs is primarily due to decreases of $737,000 in compensation costs and $374,000 in stock benefit plan expense. These decreases were partially offset by a $346,000 increase in health plan expense. At March 31, 2013, we had 1,580 full-time equivalent employees as compared to 1,604 at March 31, 2012.

For the quarter ended March 31, 2013, Federal deposit insurance expense decreased $11.9 million, or 33.1%, to $24.1 million from $36.0 million for the quarter ended March 31, 2012. The decrease in Federal deposit insurance expense for the quarter ended March 31, 2013 is primarily due to the reduction in the size of our balance sheet.

Other expenses increased $2.0 million for the quarter ended March 31, 2013 to $16.8 million as compared to $14.8 for the first quarter of 2012 due primarily to an increase in foreclosed real estate expenses of $2.1 million. Also included in other expense for the quarter ended March 31, 2013 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $396,000 as compared to $1.1 million for the first quarter of 2012. We sold 33 properties during the first quarter of 2013 and had 168 properties in foreclosed real estate with a carrying value of $63.7 million, 55 of which were under contract to sell as of March 31, 2013. For the first quarter of 2012, we sold 66 properties and had 110 properties in foreclosed real estate, of which 53 were under contract to sell as of March 31, 2012.

Our efficiency ratio was 45.12% for the 2013 first quarter as compared to 38.66% for the 2012 first quarter. The calculation of the efficiency ratio is included in a table later in this press release. Our return on average assets was 0.47% for the 2013 first quarter as compared to 0.65% for the 2012 first quarter. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2013 was 0.80% as compared to 0.82% for the first quarter of 2012.

Income tax expense amounted to $30.7 million for the first quarter of 2013 compared with an income tax expense of $47.3 million for the same quarter in 2012. Our effective tax rate for the first quarter of 2013 was 39.07% compared with 39.33% for the first quarter of 2012.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31, 2013	December 31, 2012
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$75,048	$171,042
Federal funds sold and other overnight deposits	2,680,562	656,926

Total cash and cash equivalents	2,755,610	827,968
Securities available for sale:
Mortgage-backed securities	7,403,340	8,040,742
Investment securities	427,199	428,057
Securities held to maturity:
Mortgage-backed securities	2,708,758	2,976,757
Investment securities	39,011	39,011

Total securities	10,578,308	11,484,567
Loans	26,124,832	27,090,879
Net deferred loan costs	99,471	97,534
Allowance for loan losses	(301,093)	(302,348)

Net loans	25,923,210	26,886,065
Federal Home Loan Bank of New York stock	356,467	356,467
Foreclosed real estate, net	63,679	47,322
Accrued interest receivable	80,223	87,075
Banking premises and equipment, net	73,180	74,912
Goodwill	152,109	152,109
Other assets	303,912	679,856

Total Assets	$40,286,698	$40,596,341

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$22,517,066	$22,833,992
Noninterest-bearing	646,026	649,925

Total deposits	23,163,092	23,483,917
Repurchase agreements	6,950,000	6,950,000
Federal Home Loan Bank of New York advances	5,225,000	5,225,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	237,163	237,616

Total liabilities	35,575,255	35,896,533

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,433,972 and 528,211,462 shares outstanding at March 31, 2013 and December 31, 2012	7,415	7,415
Additional paid-in capital	4,732,552	4,730,105
Retained earnings	1,806,185	1,798,430
Treasury stock, at cost; 213,032,583 and 213,255,093 shares at March 31, 2013 and December 31, 2012	(1,712,107)	(1,713,895)
Unallocated common stock held by the employee stock ownership plan	(190,715)	(192,217)
Accumulated other comprehensive income, net of tax	68,113	69,970

Total shareholders’ equity	4,711,443	4,699,808

Total Liabilities and Shareholders’ Equity	$40,286,698	$40,596,341

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$294,390	$342,725
Consumer and other loans	2,705	3,383
Mortgage-backed securities held to maturity	23,996	37,809
Mortgage-backed securities available for sale	36,911	52,831
Investment securities held to maturity	585	1,733
Investment securities available for sale	2,398	1,253
Dividends on Federal Home Loan Bank of New York stock	4,208	8,489
Federal funds sold	872	568

Total interest and dividend income	366,065	448,791

Interest Expense:
Deposits	49,139	67,876
Borrowed funds	139,543	146,797

Total interest expense	188,682	214,673

Net interest income	177,383	234,118
Provision for Loan Losses	20,000	25,000

Net interest income after provision for loan losses	157,383	209,118

Non-Interest Income:
Service charges and other income	2,533	2,787

Total non-interest income	2,533	2,787

Non-Interest Expense:
Compensation and employee benefits	31,601	32,142
Net occupancy expense	8,810	8,657
Federal deposit insurance assessment	24,075	36,000
Other expense	16,769	14,799

Total non-interest expense	81,255	91,598

Income before income tax expense	78,661	120,307
Income Tax Expense	30,730	47,320

Net income	$47,931	$72,987

Basic Earnings Per Share	$0.10	$0.15

Diluted Earnings Per Share	$0.10	$0.15

Weighted Average Number of Common Shares Outstanding:
Basic	497,324,412	495,983,174
Diluted	497,364,942	496,008,154

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended March 31,
	2013			2012
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$26,182,603	$294,390	4.50%	$28,537,843	$342,725	4.80%
Consumer and other loans	245,687	2,705	4.40	287,685	3,383	4.70
Federal funds sold and other overnight deposits	1,677,616	872	0.21	904,295	568	0.25
Mortgage-backed securities at amortized cost	10,292,070	60,907	2.37	12,744,610	90,640	2.84
Federal Home Loan Bank stock	356,467	4,208	4.72	495,223	8,489	6.86
Investment securities, at amortized cost	452,367	2,983	2.64	402,317	2,986	2.97

Total interest-earning assets	39,206,810	366,065	3.73	43,371,973	448,791	4.14

Noninterest-earnings assets (4)	1,288,300			1,515,313

Total Assets	$40,495,110			$44,887,286

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$961,884	602	0.25	$881,077	819	0.37
Interest-bearing transaction accounts	2,273,146	2,135	0.38	2,006,461	3,266	0.65
Money market accounts	6,460,700	5,586	0.35	8,350,175	12,657	0.61
Time deposits	12,959,500	40,816	1.28	13,464,569	51,134	1.53

Total interest-bearing deposits	22,655,230	49,139	0.88	24,702,282	67,876	1.11

Repurchase agreements	6,950,000	77,054	4.50	6,950,000	78,182	4.52
Federal Home Loan Bank of New York advances	5,225,000	62,489	4.85	7,774,195	68,615	3.55

Total borrowed funds	12,175,000	139,543	4.65	14,724,195	146,797	4.01

Total interest-bearing liabilities	34,830,230	188,682	2.20	39,426,477	214,673	2.19

Noninterest-bearing liabilities:
Noninterest-bearing deposits	631,174			598,789
Other noninterest-bearing liabilities	299,017			248,758

Total noninterest-bearing liabilities	930,191			847,547

Total liabilities	35,760,421			40,274,024
Shareholders’ equity	4,734,689			4,613,262

Total Liabilities and Shareholders’ Equity	$40,495,110			$44,887,286

Net interest income/net interest rate spread (2)		$177,383	1.53		$234,118	1.95

Net interest-earning assets/net interest margin (3)	$4,376,580		1.78%	$3,945,496		2.15%

Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.10x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $111.8 million and $110.5 million for the quarters ended March 31, 2013 and 2012, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

	At or for the Quarter Ended
	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
	(Dollars in thousands, except per share data)
Efficiency Ratio:

Net interest income	$177,383	$192,264	$203,288	$224,253	$234,118
Total non-interest income	2,533	2,733	3,017	2,924	2,787

Total operating income	$179,916	$194,997	$206,305	$227,177	$236,905

Total non-interest expense	$81,255	$87,556	$93,877	$83,571	$91,598
Less:
Merger-related costs	(69)	(54)	(6,073)	—	—

Total non-interest operating expense	$81,186	$87,502	$87,804	$83,571	$91,598

Efficiency ratio (1)	45.12%	44.87%	42.56%	36.79%	38.66%

Book Value Calculations:

Shareholders’ equity	$4,711,443	$4,699,808	$4,712,085	$4,663,442	$4,617,509
Goodwill and other intangible assets	(153,970)	(154,218)	(154,470)	(154,722)	(155,033)

Tangible shareholders’ equity	$4,557,473	$4,545,590	$4,557,615	$4,508,720	$4,462,476

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(213,032,583)	(213,255,093)	(213,272,666)	(213,333,580)	(213,333,580)

Shares outstanding	528,433,972	528,211,462	528,193,889	528,132,975	528,132,975
Unallocated ESOP shares	(30,549,363)	(30,789,909)	(31,030,455)	(31,271,001)	(31,511,547)
Unvested RRP shares	—	—	—	(3,010)	(4,500)
Shares in trust	(394,926)	(391,266)	(361,251)	(325,901)	(299,493)

Book value shares	497,489,683	497,030,287	496,802,183	496,533,063	496,317,435

Book value per share	$9.47	$9.46	$9.48	$9.39	$9.30
Tangible book value per share	9.16	9.15	9.17	9.08	8.99

(1)	Calculated by dividing total non-interest operating expense by total operating income. These measures are non-GAAP financial measures. We believe these measures, by excluding the transactions involved in our balance sheet restructuring and our merger-related costs, provide a better measure of our non-interest income and expenses.

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at March 31, 2013:

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$1,502,021	$1,598,287	$96,266
FNMA	777,203	833,616	56,413
FHLMC and FNMA CMO’s	358,658	380,557	21,899
GNMA	70,876	74,146	3,270

Total mortgage-backed securities	2,708,758	2,886,606	177,848

Investment securities:
United States GSE debt	39,011	44,946	5,935

Total investment securities	39,011	44,946	5,935

Total held to maturity	$2,747,769	$2,931,552	$183,783

Available for sale:

Mortgage-backed securities:
FHLMC	$2,496,025	$2,564,137	$68,112
FNMA	3,719,056	3,800,167	81,111
FHLMC and FNMA CMO’s	51,569	53,869	2,300
GNMA	948,481	985,167	36,686

Total mortgage-backed securities	7,215,131	7,403,340	188,209

Investment securities:
Corporate debt	406,024	419,742	13,718
Equity securities	6,857	7,457	600

Total investment securities	412,881	427,199	14,318

Total available for sale	$7,628,012	$7,830,539	$202,527

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at March 31, 2013:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$983,565	2,763	3.77%	$25,062,806	60,347	95.94%
FHA/VA	134,406	553	0.51%	663,461	3,417	2.54%
PMI	6,490	22	0.03%	131,868	438	0.50%
Construction	2,723	2	0.01%	2,723	2	0.01%
Commercial	3,008	5	0.01%	29,145	71	0.11%

Total mortgage loans	1,130,192	3,345	4.33%	25,890,003	64,275	99.10%

Home equity loans	5,068	60	0.02%	215,009	5,953	0.82%
Other loans	1,020	2	—	19,820	1,977	0.08%

Total	$1,136,280	3,407	4.35%	$26,124,832	72,205	100.00%

Foreclosed real estate at March 31, 2013:

	Number	Carrying Value	Number Under Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	168	$63,679	55

•

During the first three months of 2013, we sold 33 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $396,000 for the first three months of 2013.

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
	(Dollars in thousands, except per share data)
Net interest income	$177,383	$192,264	$203,288	$224,253	$234,118
Provision for loan losses	20,000	25,000	20,000	25,000	25,000
Non-interest income	2,533	2,733	3,017	2,924	2,787
Non-interest expense:
Compensation and employee benefits	31,601	33,218	33,883	30,401	32,142
FDIC insurance assessment	24,075	29,750	30,250	27,695	36,000
Other non-interest expense	25,579	24,588	29,744	25,475	23,456

Total non-interest expense	81,255	87,556	93,877	83,571	91,598

Income before income tax expense	78,661	82,441	92,428	118,606	120,307
Income tax expense	30,730	34,493	36,496	46,330	47,320

Net income	$47,931	$47,948	$55,932	$72,276	$72,987

Total assets	$40,286,698	$40,596,341	$41,898,593	$43,590,185	$44,138,584
Loans, net	25,923,210	26,886,065	27,533,618	27,983,559	28,534,080
Mortgage-backed securities	10,112,098	11,017,499	12,028,452	12,866,850	12,893,495
Other securities	466,210	467,068	467,418	456,601	357,619
Deposits	23,163,092	23,483,917	24,022,181	24,644,548	25,121,541
Borrowings	12,175,000	12,175,000	12,925,000	13,425,000	14,175,000
Shareholders’ equity	4,711,443	4,699,808	4,712,085	4,663,442	4,617,509

Performance Data:
Return on average assets (1)	0.47%	0.47%	0.53%	0.66%	0.65%
Return on average equity (1)	4.05%	4.04%	4.74%	6.19%	6.33%
Net interest rate spread (1)	1.53%	1.75%	1.80%	1.91%	1.95%
Net interest margin (1)	1.78%	1.97%	2.02%	2.12%	2.15%
Non-interest expense to average assets (1) (4)	0.80%	0.85%	0.88%	0.77%	0.82%
Compensation and benefits to total revenue (5)	17.56%	17.04%	16.42%	13.38%	13.57%
Operating efficiency ratio (2)	45.12%	44.87%	42.56%	36.79%	38.66%
Dividend payout ratio	80.00%	80.00%	72.73%	53.33%	53.33%
Per Common Share Data:
Basic earnings per common share	$0.10	$0.10	$0.11	$0.15	$0.15
Diluted earnings per common share	$0.10	$0.10	$0.11	$0.15	$0.15
Book value per share (3)	$9.47	$9.46	$9.48	$9.39	$9.30
Tangible book value per share (3)	$9.16	$9.15	$9.17	$9.08	$8.99
Dividends per share	$0.08	$0.08	$0.08	$0.08	$0.08

Capital Ratios:
Equity to total assets (consolidated)	11.69%	11.58%	11.25%	10.70%	10.46%
Tier 1 leverage capital (Bank)	10.20%	10.09%	9.75%	9.44%	9.17%
Total risk-based capital (Bank)	22.77%	21.59%	21.02%	20.66%	20.39%

Other Data:
Full-time equivalent employees	1,580	1,622	1,608	1,599	1,604
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$1,136,280	$1,162,527	$1,143,125	$1,093,876	$1,064,585
Number of non-performing loans	3,407	3,432	3,339	3,206	3,109
Total number of loans	72,205	74,328	76,241	77,636	79,303
Total non-performing assets	$1,199,959	$1,209,849	$1,188,461	$1,134,444	$1,099,355
Non-performing loans to total loans	4.35%	4.29%	4.12%	3.88%	3.71%
Non-performing assets to total assets	2.98%	2.98%	2.84%	2.60%	2.49%
Allowance for loan losses	$301,093	$302,348	$291,573	$287,901	$280,713
Allowance for loan losses to non-performing loans	26.50%	26.01%	25.51%	26.32%	26.37%
Allowance for loan losses to total loans	1.15%	1.12%	1.05%	1.02%	0.98%
Provision for loan losses	$20,000	$25,000	$20,000	$25,000	$25,000
Net charge-offs	$21,255	$14,225	$16,328	$17,812	$18,078
Ratio of net charge-offs to average loans (1)	0.32%	0.21%	0.24%	0.25%	0.25%
Net losses (gains) on foreclosed real estate	$396	$565	$(13)	$202	$1,128

(1)	Ratios are annualized.
(2)	See page 12 for a calculation of our Operating Efficiency Ratios
(3)	See page 12 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income